Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 5, 2022, in Amendment No. 1 to the Registration Statement (Form F-4 No. 333-267653) and related Proxy Statement/Prospectus of Lavoro Limited for the registration of shares of its common stock and warrants, dated December 5, 2022.

/s/ ERNST & YOUNG

Auditores Independentes S.S.

São Paulo, Brazil

December 5, 2022